Exhibit 10.4
PROVISIONAL WAIVER,
SETTLEMENT AMENDMENT,
AND CONSENT AGREEMENT
This PROVISIONAL WAIVER, SETTLEMENT AMENDMENT, AND CONSENT AGREEMENT, dated as of October 26, 2023 (this “Agreement”), is entered into by and between ALPINE 4 HOLDINGS, INC., a Delaware corporation having its principal office at 2525 E. Biltmore Circle C-237, Phoenix, AZ 85016 (“Company”) and Mr. Alan Martin (“Martin”, the “Creditor”).
WHEREAS, the Company and Ionic Ventures, LLC (the “Purchaser”) intend to enter it that certain PURCHASE AGREEMENT, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Purchaser may purchase up to Thirty-Two Million Dollars ($32,000,000) of shares of Common Stock of the Company (the “Financing Transaction”);
WHEREAS, to induce the Purchaser to enter into the Purchase Agreement with the Company, the Company and Creditor shall execute this Agreement and deliver copies to the Purchaser prior to the consummation of the transactions contemplated by the Purchase Agreement;
WHEREAS, the Company and Martin have previously entered into a settlement agreement (the “Martin Settlement” pursuant to which Martin is entitled to receive the following payments from the Company: $100,000 payable on or before August 3, 2023; 250,000 shares of Class A common stock issued immediately upon execution of the Martin Settlement; $2,000,000 payable on or before October 31, 2023 and a $1,800,000 note payable with monthly payments of $75,000 beginning on December 1, 2023 with a final payment of $900,000 payable on or before December 1, 2024 (collectively, the “Martin Settlement Payments”);
WHEREAS, the Company and Purchaser have requested that the Creditor provisionally waive any aspect of the Martin Settlement for which Company’s entering into the Purchase Agreement would constitute a default, and provide Creditor’s consent to the Financing Transaction; and
WHEREAS, the Creditor is willing to agree to such requests on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Definitions; Construction. All capitalized terms not otherwise defined herein are used as defined in the Purchase Agreement.
2. Waiver; Payment Deferral; Consent. Upon the date hereof:
2.1. Provisional Waiver of Acknowledged Defaults. Subject to the terms of this Agreement, Company’s failure to timely perform its obligations pursuant to the Martin Settlement is hereby provisionally waived by the Creditor. This waiver relates solely to the Financing Transaction and is not a waiver of any other default or event of default that may occur under the following the date of this Agreement. For the avoidance of doubt, the Company and Creditor agree that the execution of the Purchase Agreement and the consummation of transactions contemplated thereby shall not constitute a default or event of default under any terms of the Martin Settlement.

2.2. Amendment of Martin Settlement payment terms. Section 2c of the Martin Settlement is hereby replaced in its entirety to read as follows:
2.c On or before October 31, 2023, pay the sum of two hundred fifty thousand dollars ($250,000) to Martin, via wire transfer as provided in Exhibit F. On or before October 31, 2023, issue and deliver to Alpine4’s stock transfer agent, Vstock Transfer, LLC, two hundred fifty thousand (250,000) shares of Alpine 4 Class A Stock (ALPP), for the benefit of and to Martian. Alpine 4 agrees to pay the legal fees associated with removing the restrictive legends on the stock issued to Martin pursuant to this Section 2c at the end of the Rule 144 restricted period. On or before January 15, 2023, pay the sum of two million dollars ($2,000,000) to Martin, via wire transfer as provided in Exhibit F, with a three-week cure period should payment be delayed beyond January 15, 2024. Of the $2,000,000 payment due January 15, 2024 or within three business days of receipt of a capital raise consisting of debt and/or equity of $10 million or more but excluding subsidiary operating lines of credit, equipment loans or inventory loans under this Section 2c, Creditor hereby agrees that $150,000 of that amount is to be credited in fulfillment of the amounts due on December 1st, 2023 and January 1, 2024 under the note provided in Section 2d of the Martin Settlement, and that payment by the specified due dates for those specific payments provided under that Section 2d is hereby waived, with a new due date of January 15, 2024 with a three week cure period.
2.3. Consent to Ionic Transactions. Subject to the terms of this Agreement, the Creditor hereby consent to the Financing Transaction. The Purchaser also agrees that, notwithstanding anything to the contrary contained in the Purchase Agreement, other than to the extent needed to pay the Martin Settlement Payments including any amounts owed to Creditor under this Agreement’s amendment of Section 2c of the Martin Settlement, any proceeds received from the Financing Transaction may be used for general corporate purposes.
3. Miscellaneous.
3.1. No Other Changes. Except as specifically amended by this Agreement, the Martin Settlement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect.
3.2. Governing Law. Any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.
3.3. Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, in electronic (e.g. “pdf”, “tif” or image (e.g. “jpeg”)) format shall be effective as delivery of a manually executed counterpart of this Agreement.
3.4. Transaction Document. This Agreement is a Transaction Document.

3.5. Reaffirmation of Obligations. The Creditor, the Company and the Purchaser (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Transaction Documents, and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Transaction Documents.
3.6. Reaffirmation of Security Interests. Loan Party (a) affirms that each of the obligations incurred pursuant to the Transaction Documents are valid and subsisting and (b) agrees that this Agreement and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of its obligations pursuant to the Transaction Documents.
3.7. No Waiver. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Purchaser under the Purchase Agreement or any other document, instrument or in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF. The Loan Party has caused this Agreement to be duly executed as of the date set forth above.

ALPINE 4 HOLDINGS, INC., as Company
By:	/s/ Kent Wilson
Name:	Kent Wilson
Title:	CEO

AGREED TO AND ACCEPTED:

ALAN MARTIN

By:	/s/ Alan Martin
Name:
[Signature page to Provisional Waiver and Consent Agreement]